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                                   EXHIBIT 21


                           SUBSIDIARIES OF THE COMPANY

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                                                Jurisdiction of
     Company                              Incorporation or Organization
     -------                              -----------------------------



Canadian Hardinge Machine Tools, Ltd.               Canada

Hardinge Machine Tools, Ltd.                        United Kingdom

Hardinge, GmbH                                      Federal Republic of Germany

Hardinge Shanghai Company, Ltd.                     People's Republic of China

HTT Hauser Tripet Tschudin                          Switzerland
L. Kellenberger & Co., AG                           Switzerland

Hardinge EMAG GmbH (50%)                            Federal Republic of Germany

Hardinge Taiwan Precision Machinery Limited (51%)   Republic of China (Taiwan)
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